JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due April 30, 2029

Fact Sheet dated April 10, 2025 to Preliminary Pricing Supplement dated April 10, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Indices:	S&P 500® Index (Bloomberg ticker: SPX), Russell 2000® Index (Bloomberg ticker: RTY) and Nasdaq-100® Technology Sector IndexSM (Bloomberg ticker: NDXT)
Pricing Date[1]:	April 25, 2025
Issue Date[1]:	April 30, 2025
Stated Maturity Date[1,2]:	April 30, 2029
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the closing level of the lowest performing Index on any call date is greater than or equal to its applicable call value, the securities will be automatically called for the principal amount plus the call premium applicable to that call date. See “Call Dates and Call Premiums” in this fact sheet.
Call Dates[1,2] and Call Premiums:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 12.25% per annum. See “Call Dates and Call Premiums” in this fact sheet.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per security):	If the securities are not automatically called: $1,000 + ($1,000 × index return of the lowest performing Index on the final calculation day)
Lowest Performing Index:	For any call date, the “lowest performing Index” will be the Index with the lowest index return on that call date.
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the final calculation day
Call Value:

For each Index on each call date other than the final call date, 100.00% of its starting level

For each Index on the final call date (which is also the final calculation day), 75.00% of its starting level

Index Return:	For each Index on any call date, (closing level on that call date – starting level) / starting level
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136DEP8
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

First Call Date
Second Call Date
Third Call Date
Maturity Payment Amount
Lowest Performing Index
Final Call Date
final call date (call premium: 49.00%)
third call date (call premium: 36.75%)
second call date (call premium: 24.50%)
first call date (call premium: 12.25%)
full downside exposure starting at -25%
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Lowest Performing Index from Pricing Date to Applicable Call Date

* Assumes a call premium for each call date equal to the minimum call premium for that call date

If the securities are not automatically called, you will have full downside exposure to the decrease in the level of the lowest performing Index on the final calculation day from its starting level, and you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the lowest performing Index on the applicable call date significantly exceeds its starting level. You will not participate in any appreciation of any Index beyond the applicable call premium.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $935.00 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $900.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/000121390025030632/
ea0237838-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement

Call Dates and Call Premiums

Call Date	Call Premium†
April 30, 2026	At least 12.25% of the principal amount
April 30, 2027	At least 24.50% of the principal amount
May 1, 2028	At least 36.75% of the principal amount
April 25, 2029 (the “final calculation day”)	At least 49.00% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•	If the Securities Are Not Automatically Called, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity.
•	The Potential Return on the Securities Is Limited to the Call Premium.
•	You Will Be Subject to Reinvestment Risk.
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.
•	You Are Exposed to the Risk of Decline in the Level of Each Index.
•	Your Maturity Payment Amount Will Be Determined by the Lowest Performing Index.
•	You Will Be Subject to Risks Resulting from the Relationship Among the Indices.
•	No Interest or Dividend Payments or Voting Rights
•	Lack of Liquidity
•	The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.
•	The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.
•	Potential Conflicts
•	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.
•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.
•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.
•	Many Economic and Market Factors Will Impact the Value of the Securities.
•	Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the S&P 500® Index.
•	An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index.
•	The Securities Are Subject to Risks Associated with the Technology Sector with Respect to the Nasdaq-100® Technology Sector IndexSM.
•	The Securities Are Subject to Non-U.S. Securities Risk with Respect to the Nasdaq-100® Technology Sector IndexSM.
•	Any Payment on the Securities Will Depend upon the Performance of Each Index and Therefore the Securities Are Subject to Risks Associated with Each Index, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.